Exhibit T3B-30

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COLUMBIA CARE LLC

(a Delaware limited liability company)

THIS FIFTH AMENEDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with any amendments or other modifications and supplements, and all exhibits and other attachments, to it, this “Agreement”) of Columbia Care LLC, a Delaware limited liability company (the “Company”), is made and entered into as of September 19, 2023, by The Cannabist Company Holdings, Inc. (the “Member”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. General.

(a) Formation, Name & Term. The Company was formed on January 29, 2013, by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act, Delaware Code 1953 as amended Title 6, §18-101 et seq. (as amended from time to time, the “DLLCA”). The name of the Company shall initially be “Columbia Care LLC”. The term of the Company will continue until dissolved in accordance with this Agreement’s provisions or the DLLCA.

(b) Applicability of the Delaware Limited Liability Company Act. To the extent that the Member’s rights and obligations and the administration, dissolution, liquidation, and termination of the Company are not set forth in this Agreement, such will be governed by the DLLCA. To the extent that this Agreement contains a provision inconsistent with a provision of the DLLCA, such DLLCA provision is overridden by such inconsistent provision in this Agreement (whether or not expressly stated to do so), except to the extent prohibited by the DLLCA.

(c) No Personal Liability of Members. No Member, Officer (as defined below), employee, or agent will have any personal liability to third parties for any debt, obligation, liability, or loss of the Company, all as provided in, and subject to, the DLLCA.

(d) Registered Office and Registered Agent. The Company will maintain a registered office and registered agent in accordance with applicable law. The Member may change the registered office and registered agent from time to time in accordance with applicable law.

2. Purpose. The Company may engage in any lawful activity.

3. Members.

(a) Generally. The term “Member“ means a person who either (i) signs this Agreement or (ii) is a transferee in accordance with Section 8, in each case until he, she, or it ceases to be a Member in accordance with Subsection (c).

(b) Initial Member. The initial Member is The Cannabist Company Holdings, Inc.

(c) Cessation of Membership. A Member will cease to be a Member upon the transfer of his, her, or its interest in accordance with Section 8 (it being the intent that the foregoing are the only events by which one ceases to be a Member, those provisions of the DLLCA that specify other events in which one ceases to be a Member being hereby overridden by the foregoing contrary provisions of this Agreement).

4. Ownership Interests. As of the initial date of this Agreement, the authorized and outstanding ownership interests of the Company consist of one (1) preferred unit (the “Preferred Unit”) issued to the Member and such number of Common Units (“Common Units”) issued to the Member equal to the aggregate number of Common Shares and Proportionate Voting Shares (each as defined in the Transaction Agreement) issued by the Member pursuant to Section 2.05(b) of the Transaction Agreement. The Preferred Unit and the Common Units shall have the same rights and privileges, except that upon liquidation the holder of the Preferred Unit shall only be entitled to receive $1.00 prior to distribution of any remaining assets with respect to the Common Units.

5. Distributions. The Company will make distributions to the Member at such time and in such form and amount as the Member may from time to time determine.

6. Management by the Member. The Company is managed by the Member. The Member has the full power and authority to manage the business and affairs of the Company in accordance with this Agreement and the DLLCA, including the power to purchase, sell, and lease property of any kind, to effect a merger or other extraordinary transaction involving the Company, to incur indebtedness and give security for such, to guarantee obligations of others, to execute documents and instruments on behalf of the Company, and to take all such actions as may be necessary or appropriate to carry out any actions permitted by this Agreement or the DLLCA, either directly or through the Company’s Officers, employees, agents, or other delegees.

7. Officers.

(a) Generally. The Member may appoint one or more individuals to act as officers of the Company (“Officers”) on behalf of the Company. The officers of the Company that were in place immediately prior to the Closing shall continue to occupy their respective officer positions. The Member may at any time and from time to time remove and replace, and otherwise fill a vacancy as to, any Officer. Each Officer will have such power and authority as are customarily delegated to persons holding equivalent titles in a corporation. Without limiting the foregoing, the President and any Vice President will have authority to execute all documents and instruments on behalf of the Company, and the Secretary will have authority to attest to all such actions.

(b) Duties. Each Officer, in managing the business or affairs of the Company, will act: (i) in a manner he or she believes in good faith to be in the best interests of the Company and (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Except for the implied contractual covenant of good faith and fair dealing under applicable Delaware law, no Officer has any other duty to the Company, the Member, or any other person that is a party to or is otherwise bound by this Agreement. The provisions of this Agreement (including this Section 7 and Section 8) replace, eliminate, and otherwise supplant those duties (including fiduciary duties) that any Officer might otherwise have under applicable law.

(c) Transactions with Officers. No Officer may enter into or amend the terms of any transaction or series of transactions between the Company and any Officer or affiliate of an Officer unless the transaction or amendment has been approved by the Member.

(d) Exculpation and Indemnification. No Officer will be personally liable to the Company, any Member, or any other person for monetary damages for any act or omission, including breach of contract or breach of duties (including fiduciary duties) of an Officer to the Company, any Member, or any other person. The Company will indemnify, defend, and hold harmless each Officer (each, while serving as such or while serving at Company’s request as a director, manager, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise, being a “Company Indemnified Person”) who by reason of being a Company Indemnified Person was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal or otherwise (including those brought by or in the right of the Company) to the fullest extent permitted under the DLLCA and applicable law; provided, however, that the foregoing obligations will not apply to the extent that the act or omission of the Company Indemnified Person involved either (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any transaction for which the Company Indemnified Person received a personal benefit in violation or breach of any provision of this Agreement.

8. Transfers Permitted. The Member may transfer its interest in the Company to any person, and any transferee will succeed to the rights of the transferring Member and will become a Member of the Company.

9. Dissolution.

(a) Events Causing Dissolution. The Company will be dissolved and its affairs wound up only upon approval by the Member. It is the intent that the foregoing is the only dissolution event of the Company, those provisions of the DLLCA that specify other dissolution events being hereby overridden by the foregoing contrary provisions of this Agreement. In furtherance of the foregoing, the Member hereby expressly waives all rights to dissolve, terminate, or liquidate, or to petition a court for the dissolution, partition, termination, or liquidation of the Company (whether pursuant to DLLCA §18-802 or otherwise) and agrees not to assert any such right.

(b) Liquidation of Property and Application of Proceeds. Upon the dissolution of the Company, the Member (i) will wind up the Company’s affairs in accordance with the DLLCA, taking any and all actions permitted by the DLLCA, and (ii) will distribute the proceeds and undisposed property as follows: (A) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by applicable law) in satisfaction of all known debts, liabilities, and obligations of the Company, whether by payment or the making of adequate provision for payment and (B) thereafter to the Member, in accordance with Section 4 of this Agreement.

10. Assignments Permitted; Successors and Assigns. Consistent with Section 8 (Transfers Permitted), the Member may assign any or all of its rights and obligations under this Agreement. This Agreement is binding upon, and inures to the benefit of, each of the parties and its successors and assigns. For purposes of this Agreement, “assign” (and variations of it) means and includes any assignment, in whole or in part, voluntarily or involuntarily, and whether by operation of law or by any other manner.

11. Amendments to Certificate of Formation and this Agreement. Any amendment to the Certificate of Formation or this Agreement will be made in writing and signed by the Member.

12. Miscellaneous.

(a) Notices. Each notice under this Agreement will be in writing and given either (i) in person or (ii) by a nationally recognized next business day delivery service electing, and being timely delivered for, next business day delivery (costs prepaid) or (iii) by fax or e-mail and in the case of this clause (iii), with a confirming copy sent by a nationally recognized next business day delivery service electing, and being timely delivered to such courier for, next business day delivery (costs prepaid). In the case of clauses (ii) and (iii), such notice will be given to the last known business address, fax number, or e-mail address of the person being given notice or to such other address as a person may furnish to the other as provided in this sentence. If notice is given pursuant to the foregoing of a permitted successor or assign, then notice will thereafter be given pursuant to the foregoing to such permitted successor or assign.

(b) Certain Defined Terms. For purposes of this Agreement (whether or not underlined): (i) “applicable law” means each provision of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation, or other official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; (ii) “governmental authority” means any legislative, executive, judicial, quasi-judicial, or other public authority, agency, department, bureau, division, unit, court, or other public body or person; (iii) “party” and “parties” and variations of such means each or all, as appropriate, of the persons who have executed and delivered (or have joined or otherwise become subject to) this Agreement; and each such term and variations of them and each defined term referring to a party also refers to each permitted successor or assign of such a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of such a party; and (iv) “person” means any individual, sole proprietorship, partnership, corporation, joint venture, limited liability company, estate, trust, unincorporated organization, association, institution, or other entity or governmental authority.

(c) Certain Rules of Construction. For purposes of this Agreement: (i) “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non- characterizing illustrations; (ii) “will” has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity; (iii) titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions; (iv) whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; and (v) any reference to any statutory provision includes each successor provision and all applicable law as to such provision.

(d) Integration; Waiver. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, if any, of the parties with respect to its subject matter, including the Third Amended and Restated Operating Agreement of the Company. The failure of any party at any time or times to require the performance of any provisions of this Agreement will in no manner affect the right to enforce the same; and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

(e) Controlling Law. This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware.

(f) Copies. This Agreement may be executed in two or more copies, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

DULY EXECUTED and delivered by the undersigned Member, effective as of September 19, 2023.

The Cannabist Company Holdings, Inc.

By:	/s/ Nicholas Vita
	Name:	Nicholas Vita
	Title:	CEO